ASSET PURCHASE AGREEMENT

                                     BETWEEN

                                 SEA WORLD, INC.

                                       AND

                                 SIX FLAGS, INC.

                                TABLE OF CONTENTS

                                                                            PAGE

1.  Purchase and Sale

   1.1   The Assets..........................................................1

   1.2   Excluded Assets.....................................................2

   1.3   Assumed Liabilities.................................................3

   1.4   Purchase Price......................................................3

   1.5   Closing Date........................................................3

   1.6   Closing Prorations..................................................4

   1.7   Pre-Paid Revenue....................................................5

   1.8   Tax Allocation......................................................5

2.  Representations and Warranties of Seller

   2.1   Organization and Standing of Seller.................................6

   2.2   Corporate Power and Authority.......................................6

   2.3   Conflicts, Consents and Approvals...................................6

   2.4   Existence of and Title to Properties; Liens and Encumbrances; Etc...6

   2.5   Condition of Properties.............................................7

   2.6   No Litigation;  Compliance with Law.................................7

   2.7   Brokerage and Finder's Fees.........................................7

   2.8   Environmental Matters...............................................7

   2.9   Warranty Limitations................................................9

   2.10  Seller's Knowledge..................................................9

   2.11  Taxpayer Identification.............................................9

   2.12  Financial Information...............................................9

   2.13  Absence of Certain Changes.........................................10

   2.14  Contracts..........................................................10

   2.15  Tax Matters........................................................11

   2.16  Employee Related Matters...........................................11

   2.17  Insurance..........................................................12

   2.18  Permits............................................................12

3.  Representations and Warranties of Buyer

   3.1   Organization and Standing of Buyer.................................12

   3.2   Corporate Power and Authority......................................12

   3.3   Conflicts, Consents and Approvals..................................13

   3.4   No Litigation; Compliance with Law.................................13

   3.5   Broker and Finder's Fees...........................................13

   3.6   Buyer's Knowledge..................................................13

   3.7   Taxpayer Identification............................................13

4. Pre-Closing Covenants of Seller

   4.1   Access; Cooperation................................................13

   4.2   Management of the Assets...........................................14

   4.3   Consents and Approvals.............................................15

   4.4   Communications.....................................................15

   4.5   Announcements......................................................15

   4.6   Title Insurance....................................................15

   4.7   Survey.............................................................16

   4.8   Software License...................................................16

5. Covenants of Seller

   5.1   Further Assurances.................................................16

   5.2   Removal of Excluded Assets.........................................16

   5.3   Film License.......................................................17

   5.4   Facilities License.................................................17

   5.5   Covenant Not-to-Compete............................................17

6.  Pre-Closing Covenants of Buyer

   6.1   Consents and Approvals.............................................17

   6.2   Communications.....................................................18

   6.3   Announcements......................................................18

7.  Covenants of Buyer

   7.1   Further Assurances.................................................18

   7.2   Sea World Drive....................................................18

   7.3   Access to Tax and Other Information................................18

8.  Conditions Precedent

   8.1   Mutual Conditions Precedent........................................19

   8.2   Conditions Precedent of Buyer......................................19

   8.3   Conditions Precedent of Seller.....................................21

9.  Survival and Indemnity

   9.1   Survival of Representations and Warranties.........................22

   9.2   Indemnity of Seller................................................22

   9.3   Indemnity of Buyer.................................................23

   9.4   Claims Procedure...................................................23

10.  Employee Matters

   10.1  Employees..........................................................23

   10.2  Accrued Vacation...................................................24

   10.3  Interviews.........................................................25

   10.4  Severance..........................................................25

   10.5  COBRA Continuation Payments........................................26

   10.6  Employee Benefit Termination.......................................26

   10.7  Health Insurance...................................................26

   10.8  ERISA..............................................................26

11.  Termination

   11.1  Termination........................................................26

   11.2  Effect of Termination..............................................27

12.   Miscellaneous

   12.1  Expenses...........................................................27

   12.2  Entire Agreement...................................................27

   12.3  Assignment; Binding Effect.........................................27

   12.4  Modification,  Waiver and Extensions...............................28

   12.5  Notices............................................................28

   12.6  Bulk Sales Waiver..................................................28

   12.7  Schedules..........................................................29

   12.8  Captions...........................................................29

   12.9  Counterparts.......................................................29

   12.10 Severability.......................................................29

   12.11 Arm's Length Contract..............................................29

   12.12 Time...............................................................29

   12.13 Choice of Law......................................................29

   12.14 Confidentiality Agreement..........................................29

   12.15 No Third Party Beneficiaries.......................................30

                            ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 8th day of January, 2001, by and between SEA WORLD, INC, a Delaware corporation ("Seller"), and SIX FLAGS, INC., a Delaware corporation ("Buyer").

                             PRELIMINARY STATEMENTS

A. Buyer desires to acquire certain real and personal property relating to Seller's facility known as "Sea World of Ohio" situated at 1100 Sea World Drive, Aurora, Ohio 44202 (the "Facility").

B. Seller and Buyer entered into a certain confidentiality letter agreement dated October 18, 2000 (the "Confidentiality Agreement").

C. Seller desires to sell to Buyer the Assets on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, promises and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

                           Article 1 Purchase and Sale

1.1 The Assets. Subject to all of the terms, conditions and provisions of this Agreement, and for the consideration herein set forth, Seller hereby agrees to sell, and Buyer hereby agrees to buy, free and clear of all liens, pledges, security interests, easements, and encumbrances of any kind or nature whatsoever, or any agreement to give any of the foregoing (collectively, "Liens"), other than the Permitted Exceptions as defined in Section 2.4 hereof, all of Seller's right, title and interest in the following (which are collectively referred to herein as the "Assets"):

(a) Real Property. All parcels of real property owned by Seller and located in the counties of Geauga and Portage, Ohio and more specifically described on Schedule 1.1(a) attached hereto (which Schedule shall be based on the title commitment and survey pursuant to Sections 4.6 and 4.7 respectively), together with all easements, rights of way, appurtenances, mineral and water rights and other rights and benefits running with such parcels of real property and all buildings, improvements and fixtures constructed thereon (collectively, the "Real Property");

(b) Animal Assets. All animals located at the Facility which are not "Excluded Assets", including the animals listed on Schedule 1.1(b) attached hereto (collectively, the "Animal Assets");

(c) Tangible Personal Property. All vehicles, furniture, fixtures, machinery, equipment, inventory that does not contain any of Seller's Intellectual Property (except where the Intellectual Property can be removed from the inventory without causing material damage thereto), and all other tangible personal property, wherever located, primarily used or held for use in the Facility and owned by Seller (collectively, the "Tangible Personal Property").

(d) Records and Manuals. All customer lists, manuals, drawings, imprints, engineering and design information, service and parts records, warranty records, maintenance and repair records, records of all employees hired by Buyer (provided employee consents are obtained) and medical records relating to the Assets (collectively, the "Records and Manuals");

(e) Permits. To the extent assignable, all licenses, certificates, variances, permits, consents, authorizations and approvals issued to Seller as of the Closing Date by any governmental or quasi-governmental agency relating to or affecting the ownership or operation of the Assets, all of which material Permits (whether or not assignable) are listed on Schedule 1.1(e) attached hereto (collectively, the "Permits").

(f) Real Property Leases. To the extent assignable, all real property leases described on Schedule 1.1(f) attached hereto (the "Real Property Leases").

(g) Personal Property Leases. To the extent assignable, all personal property leases described on Schedule 1.1(g) attached hereto (the "Personal Property Leases").

(h) Contracts and Agreements. To the extent assignable, all contracts and agreements described on Schedule 1.1(h) attached hereto (collectively, the "Contracts and Agreements").

1.2 Excluded Assets. Notwithstanding anything to the contrary set forth in
Section 1.1 above, the term "Assets" shall specifically not include (i) 3 Killer whales, 4 Commerson dolphins, 6 Bottlenose dolphins, 11 Emperor penguins, and 33 Magellanic penguins located at the Facility; (ii) all intellectual property rights of Seller and its affiliates including without limitation, the names "Anheuser-Busch", "Anheuser-Busch Adventure Parks", "Budweiser" and other malt beverage brand names produced or distributed by Seller or its affiliates, "SeaWorld", "SeaWorld Ohio", "SeaWorld Cleveland", "Shamu", "Dolly Dolphin", and "Clyde and Seamore", "Patagonia Passage", and "Mission: Bermuda Triangle", all names of all shows, attractions, restaurants and other facilities which contain any of the foregoing names, or as listed on Schedule 1.2(a), or which contain a tradename or trademark of Seller or its affiliates, the show name "Fools with Tools", and all signs, merchandise, stationery and other material bearing the identification of Seller or its affiliates or containing any trademark, tradename, servicemark, slogan or logo of Seller or its affiliates (collectively, "Seller's Intellectual Property"); (iii) any Volkswagen "Shamu Bug" vehicles; (iv) all market research or proprietary information; (v) all advertising, marketing, promotional and point of sale materials; (vi) all insurance policies respecting the Seller or the Assets; (vii) all cash and cash equivalents, accounts receivable, notes receivable and other receivables; (viii) all non-assignable computer software and all computer software which is proprietary to Seller including without limitation, the Anheuser-Busch Environmental Quality Manual software and the software listed on Schedule 1.2(b) (which exclusion does not include data relating to the Facility); (ix) any warranties, guaranties or other contractual agreements which are non-assignable and for which consents to assignment are not obtained; (x) all claims and causes of action against third parties respecting the Assets which relate to the period of time prior to the Closing Date including without limitation, any proceeds from real estate tax protests or utility refunds but not including claims relating to the condition of the Assets; (xi) all employment records of Seller's Retained Employees (as defined in Section 10.1); (xii) all income tax returns of Seller and its affiliates and all worksheets related thereto; (xiii) multi-park sponsorship agreements; (xiv) computer systems located in St. Louis, Missouri connected to computers and equipment at the Facility and all associated software (which exclusion does not include data relating to the Facility and stored in such computer systems); and (xv) any assets set forth on Schedule 1.2(c) hereto (collectively, the "Excluded Assets").

1.3 Assumed Liabilities.

(a) Buyer shall assume, pay, fulfill, perform or otherwise discharge the liabilities and obligations of Seller arising and to be performed after the Closing under the Permits, Real Property Leases, Personal Property Leases, and Contracts and Agreements (the "Assumed Liabilities").

(b) Other than the Assumed Liabilities or as otherwise expressly set forth in this Agreement, Buyer shall not assume or be bound by or otherwise be responsible for, any duties, responsibilities, obligations or liabilities of any kind or nature, whether known, unknown, contingent or otherwise, of Seller (the "Excluded Liabilities").

1.4 Purchase Price. The purchase price for the Assets is One Hundred Ten Million Dollars ($110,000,000), plus or minus any prorations or adjustments made pursuant to this Agreement (the "Purchase Price"). The Purchase Price shall be paid at the Closing by wire transfer of federal funds to a bank account designated by Seller with notification of receipt of funds by Seller's bank on the Closing Date.

1.5 Closing Date. The closing of the purchase and sale of the Assets and the other transactions contemplated by this Agreement (the "Closing") will take place at One Busch Place, in St. Louis, Missouri, in the offices of the corporate parent of Seller, Anheuser-Busch Companies, Inc. at 9:00 a.m. local time on February

9, 2001, or at such other place or on such other date as is mutually agreeable to the parties; provided, however, that if any of the conditions to Closing set forth in Section 8.1 of this Agreement have not been satisfied or waived by both parties hereto on or before such date and time, then the Closing will occur at the foregoing place and time on the third business day after such condition has been satisfied or waived, but in no event shall the Closing occur after April 30, 2001. The date and time of the Closing are herein referred to as the "Closing Date."

1.6 Closing Prorations: The following shall be prorated between the parties based on a 365 day year as of 11:59 p.m. of the Closing Date:

(a) Real Estate Taxes. If, on the date of the Closing, the real estate tax rate and/or the assessed valuation is fixed for the then current tax year, real estate taxes (including general and special assessments and water and sewerage charges) shall be apportioned on the basis of such tax rate and/or such assessed valuation. If, on the date of the Closing, the real estate tax rate and/or the assessed valuation is not fixed for the then current tax year, real estate taxes (including general and special assessments and water and sewerage charges) shall be apportioned upon the basis of the tax rate and/or the assessed valuation for the preceding tax year (unless otherwise required by Title Company to omit the lien of such taxes for the period prior to the Closing Date from the title policy), but such taxes shall be readjusted at the written request of Seller or Buyer as soon as the applicable rate and assessed valuation are fixed by the appropriate governmental authority. The provisions of this Section shall survive the Closing for a period of eighteen (18) months.

(b) Utilities. Seller shall endeavor to have all meters read and final bills rendered for all utilities servicing the Facility including, without limitation, water, sewer, gas and electricity, for the period to and including the day immediately preceding the Closing Date. Seller shall pay all bills for such utilities for the period to and including the day immediately preceding the Closing Date by the due dates thereof. The provisions of this Section shall survive the Closing for a period of one
      (1) year.

(c) Title and Survey. Seller and Buyer each agree to pay one-half of the cost of obtaining the Survey, title insurance commitments and Buyer's and Seller's basic owner A.L.T.A. title insurance policies respecting the Real Property; provided, however, that if either Seller or Buyer desires to obtain any title endorsement(s) extending such title insurance coverage beyond that contemplated herein, then the party requesting such endorsement(s) shall be solely responsible for the cost thereof.

(d) Real Property Transfer Taxes and Recording Fees. Seller and Buyer shall each pay one-half of any transfer taxes and recording fees respecting the conveyance of the Real Property at Closing.

(e) Sales Taxes. Buyer shall be responsible for all sales, use, or other taxes resulting from the transfer of the Assets.

(f) Pre-Paid Expenses. Seller shall receive a credit at Closing for any prepaid expenses or deposits paid by Seller respecting the Assets which are attributable to the period of time after the Closing Date (e.g. taxes, earnest or utility deposits).

(g) Contracts. Seller and Buyer shall make such prorations and adjustments under the Contracts and Agreements, Permits, Real Property Leases, and Personal Property Leases as shall be reasonably necessary to reflect Seller's responsibility thereunder for the period of time prior to the Closing Date, and Buyer's responsibility thereunder for the period of time after the Closing Date.

(h) Severance. At Closing, Buyer shall pay Seller the Closing Severance Payment and Seller and Buyer shall further adjust severance payments as described in Sections 10.4(c) and 10.5.

(i) Other. Any other items of income and expense that arise in transactions of this nature, not specifically addressed in this Agreement, shall be pro rated as customarily done in the location of the Facility.

(j) Errors. If any errors or omissions are made at the Closing regarding adjustments or prorations, the parties shall make the appropriate corrections promptly after the discovery thereof. The provisions of this Section shall survive the Closing for a period of one (1) year.

1.7 Pre-Paid Revenue. Schedule 1.7 contains a list of all pre-paid revenues and deposits received by Seller prior to the date hereof, including all group reservation deposits, payments under sponsorship agreements for the Facility (excluding Seller's multi-park sponsorship agreements) relating to post-Closing periods and season pass payments relating to post-Closing periods (collectively, the "Pre-Paid Revenues"). At Closing, Seller shall furnish Buyer with an updated list of all Pre-Paid Revenues and deposits received by Seller prior to the Closing Date. Buyer shall receive a credit at Closing for all of such Pre-Paid Revenues. In the event any party submitting such Pre-Paid Revenue desires a refund, then Buyer shall promptly refund the monies to such party. Buyer shall be responsible for all performance obligations relating to the Pre-Paid Revenues and shall indemnify and hold Seller harmless from the same. The provisions of this Section 1.7 shall survive the Closing and shall not be subject to the Allowance described in Section 9.3 hereof.

1.8 Tax Allocation. The parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Assets for all tax purposes in accordance with Schedule 1.8 hereto; provided, however, that Seller and Buyer agree to allocate not less than fifty percent (50%) of the Purchase Price to goodwill.

Buyer shall deliver to Seller at Closing a duly completed and executed IRS Form 8594 (the "Asset Acquisition Statement").

               Article 2 Representations and Warranties of Seller

In order to induce Buyer to enter into this Agreement, Seller hereby represents, warrants, and agrees as follows:

2.1 Organization and Standing of Seller. Seller is a duly organized and validly existing corporation, in good standing under the laws of the State of Delaware, and has all requisite power and authority, corporate and otherwise, to own, lease, use and operate its properties as now conducted. Seller is duly qualified to do business and is in good standing as a foreign corporation in the State of Ohio.

2.2 Corporate Power and Authority. Seller has full power and authority, corporate and otherwise, to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Seller. No other corporate acts or proceedings on the part of Seller or any other Person are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and, when duly executed and delivered by the Buyer, this Agreement will constitute a valid and legally binding obligation of, and will be enforceable against, Seller in accordance with its terms, except as enforceability may be affected by principles of equity, bankruptcy, insolvency, or creditors' rights.

2.3 Conflicts, Consents and Approvals. Except as specifically set forth on
Schedule 2.3 hereto, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will: (i) result in the creation of any Lien upon any of the Assets; (ii) violate any order, writ, injunction, decree, or any statute, rule or regulation applicable to Seller or any of the Assets; (iii) violate any provision of the Certificate of Incorporation or Bylaws of Seller, or (iv) require any action or consent or approval of, or review by, or registration with any third party, court, or governmental body or other agency, instrumentality, or authority, other than as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and consents for the assignment of the Permits, Real Property Leases, Personal Property Leases and Contracts and Agreements described herein by the other contracting or issuing parties thereto.

2.4 Existence of and Title to Properties; Absence of Liens and Encumbrances; Etc. Except as set forth on Schedule 2.4 hereto and the Permitted Exceptions respecting the Real Property, Seller owns and has good, valid and marketable title to the Assets, free and clear of any Liens. The term "Permitted Exceptions" shall mean (a) all items set forth in the title commitment and Survey as described in Section 4.6 and Section 4.7 hereof, and the ground lease with Ameritech described in Schedule 2.5 hereof, which do not, and are not reasonably expected to, in the aggregate, interfere in any material respect with the use of the Real Property as currently used by Seller or impair in any material respect the conduct of the Facility as currently conducted by Seller, and which in the case of utility easements to Seller's knowledge will not materially impair any attraction or structure at the Facility; (b) zoning, subdivision, building, and other governmental restrictions; and (c) all real estate taxes and assessments not due and payable as of the Closing Date, or the validity of which are being contested in good faith by appropriate proceedings.

2.5 Condition of Properties. Except as set forth on Schedule 2.5 hereto, all of the Assets material to the operation of the Facility are in good condition, reasonable wear and tear excepted, and conform to all applicable codes, ordinances, regulations and building, zoning or other laws pertaining thereto, and the Assets constitute all of the assets and properties (other than the Excluded Assets) utilized in or necessary to carry on the business and operations of the Facility as presently conducted in all material respects. Except as set forth on Schedule 2.5, no Person has a right to purchase or lease (including right of first refusal and right of first offer) any of the Assets.

2.6 No Litigation; Compliance with Law. Except as set forth herein or on
Schedule 2.6 hereto, (i) Seller is not presently engaged in or aware of any situation which could subject Seller or Buyer to any litigation, arbitration, order, condemnation proceeding, claim or other legal proceeding or governmental investigation relating to the Assets, and (ii) Seller has neither received notice nor has knowledge that any Asset or Seller's use of the same is in violation of any applicable law, statute, rule, regulation, ordinance, order, judgment, writ, injunction or decree of any federal, state, or local government or instrumentality or agency thereof.

2.7 Brokerage and Finder's Fees. Seller has not and will not incur any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

2.8 Environmental Matters.

(a)   For the purpose of this Section 2.8:

      (i) "Environmental Laws" shall be defined as all federal, state, and local laws, statutes, rules, regulations, ordinances, and other requirements of any governmental entity now in effect relating to the regulation and protection of the environment including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Clean Air Act, the Federal Water Pollution Control Act, the Emergency Planning Community Right to Know Act, the Toxic Substances Control Act, the Federal Insecticide,

Fungicide, and Rodenticide Act and the Hazardous Materials Transportation Act and applicable state laws, all as amended from time to time.

      (ii) "Hazardous Materials" shall be defined as all chemicals, materials, substances, or wastes (A) now designated or defined or included in any definition under any Environmental Law as "hazardous", "toxic", "pollutant," or "contaminant," and (B) the handling, use of, disposal of or exposure to which is now prohibited, limited or regulated by any Environmental Law.

      (iii) "Environmental Actions" shall be defined as all actions or causes of action, suits, liabilities, losses, litigations, arbitrations, proceedings, executory or consent decrees, judgments, penalties, fees, costs, expenses, demands, demand letters, orders, claims, encumbrances, notices of noncompliance or violation, relating to compliance or noncompliance with any Environmental Law, or arising from the presence or release (or alleged presence or release) into the environment of any Hazardous Materials.

(b)   Except as set forth herein or on Schedule 2.8(b) hereto:

      (i) No parcel of Real Property is listed on the National Priority List established by the United States Environmental Protection Agency (the "EPA");

      (ii) The Seller and, to its knowledge, its predecessors and affiliates, have complied and are in compliance with all Environmental Laws, except where such non-compliance would not have a material adverse effect on the ownership or operation of the Assets.

      (iii) During Seller's ownership of the Real Property and, to its knowledge, at all other times, Hazardous Materials have not been managed, manufactured, produced or generated by, used in, treated or stored on, transported to or from, any parcel of Real Property, other than in the ordinary course of operating the Facility;

      (iv) During Seller's ownership of the Real Property and, to its knowledge, at all other times, Hazardous Materials have not been released, treated, deposited, emitted, discharged or disposed of, on or from any of the Real Property, in a manner inconsistent with the requirements of any applicable Environmental Laws;

      (v) There are no pending, or, to the knowledge of Seller, threatened Environmental Actions including, without limitation any existing investigation by any federal, state or local governmental entity, against or concerning Seller or any Real Property nor has Seller received notice of any of the foregoing which have not been resolved;

      (vi) Seller has not received notice of any unauthorized release or discharge of any Hazardous Materials in, on, under, or affecting any Real Property which has not been remedied;

      (vii) To the knowledge of Seller, there are no facts which may prevent or interfere with the use of the Real Property or the operation of the Assets in full compliance with applicable Environmental Laws and

      (viii) No lien or encumbrance has been created on any of the Real Property under Environmental Laws.

2.9 Warranty Limitations.

(a) Except as expressly set forth in this Agreement, Seller does not make, nor has Seller authorized any other party to make, any representations or warranties of any kind concerning the Assets or their condition. SELLER MAKES NO EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE concerning the Assets.

(b) The parties acknowledge and agree that not all Schedules to this Agreement will be completed as of the date of execution of this Agreement. Seller and Buyer agree to cooperate with each other and to promptly prepare and/or update all Schedules as soon as practicable after the requisite information becomes available and to deliver the same to the other party promptly after the preparation thereof. All such updated Schedules shall be delivered not less than two (2) business days prior to Closing and shall be subject to the approval rights of the parties set forth as closing conditions in Sections 8.2 and 8.3 hereof. Except as otherwise provided in any Schedule hereto, neither Seller nor Buyer shall have any liability to the other for any matters clearly disclosed on any Schedule hereto, as the same may be updated.

2.10 Seller's Knowledge. The phrase "to the knowledge of Seller" or similar language, as used in this Agreement and all Exhibits and Schedules hereto, shall mean that the statement is based on, and limited to, the current actual knowledge of the executive officers of Seller who have been involved in the transaction covered by this Agreement and no others. Seller has no knowledge of any inaccuracy in any of Buyer's representations or warranties hereunder. A disclosure of any matter on any schedule hereto shall be deemed to be a disclosure of such matter on all other schedules hereto.

2.11 Taxpayer Identification. The taxpayer identification number of Seller is 13-2873726.

2.12 Financial Information.

(a) Seller has previously furnished to Buyer true and complete copies of the divisional financial statements of the Facility (the "Divisional Statements") at and for the periods ended December 31, 1998, December 31, 1999 and November 30, 2000. To Seller's knowledge, the Divisional Statements present fairly the financial position of the Facility as of their respective dates and the Facility's earnings and cash flow for the respective periods then ended, but have not been audited, prepared or presented in accordance with generally accepted accounting principles.

(b) Schedule 2.12 accurately sets forth the attendance (by month) at the Facility during 1998, 1999 and 2000.

2.13 Absence of Certain Changes. Since November 30, 2000, except as disclosed in
Schedule 2.13, Seller has conducted its business at the Facility in the ordinary course of business consistent with past practices and to Seller's knowledge there has not been:

(a) Any material adverse change in the Assets or any material adverse change in the condition (financial or otherwise), results of operations or prospects of the Facility or any event, occurrence or circumstance that could reasonably be expected to cause such a material adverse change;

(b) Any material damage, destruction or other casualty loss (whether or not covered by insurance), condemnation or other taking affecting the Assets or the Facility;

(c) Except for customary salary and wage increases as of January 1, 2001, and except as set forth in Schedule 2.13, any material increase in the compensation payable or to become payable to any employee of the Seller whose primary duties are at the Facility, or any material alteration in the benefits payable to any such employee.

2.14 Contracts.

(a) Schedule 1.1(h) sets forth an accurate and complete list of all material Contracts and Agreements and Schedule 1.1(f) sets forth an accurate and complete list of all material Real Property Leases relating to the Facility or the Assets, copies of which have been or will be made available to Buyer in accordance with the terms hereof.

(b) All of the Contracts and Agreements and Real Property Leases so listed are valid, subsisting, in full force and effect and binding upon Seller and, to the knowledge of Seller, the other parties thereto in accordance with their terms. Seller is not in default (or alleged default) under any such Contract or Agreement or any such Real Property Lease in any material respect, nor, to the knowledge of Seller, is any other party thereto in default thereunder in any material respect.

2.15 Tax Matters. All amounts required to be withheld from employees of Seller whose primary duties are at the Facility for income taxes, social security and payroll taxes have been collected and withheld, and, to the extent due and payable or required to be deposited, have been paid or deposited to or with the respective governmental agencies or tax authorities or, to the extent not yet due and payable, Seller has adequate cash funds for such purpose. Except for sales taxes which result from the consummation of the transactions contemplated hereby, Seller has paid, or has collected and remitted, to the appropriate tax authority (i) all sales and use or similar taxes relating to the Facility that are required to have been paid or that are required to have been collected, and
(ii) all withholding taxes relating to the Facility that are required to have been withheld on or prior to the Closing Date. Except as set forth on Schedule 2.15, neither Seller nor any of its predecessors is a party to, nor has any of them received any notice with respect to, any proposed or pending examination, investigation, audit, action or claim by any tax authority with respect to taxes relating to the Facility (including any power of attorney or request for extension of any period within which a tax may be assessed ), nor are any of them a party to any dispute or, to Seller's knowledge, threatened dispute with respect thereto and no claim for assessment or collection of taxes relating to the Facility has been made upon Seller.

2.16 Employee-Related Matters.

(a) Schedule 2.16(a) contains a true and correct list of all non-seasonal employees of the Seller whose primary duties are at the Facility, including any employment contract relating thereto, and a description of the rate and nature of all compensation payable to each such person.

(b) Except as set forth in Schedule 2.16(b), (i) Seller is not a party to any contract with any labor organization or other representative of the employees of Seller whose primary duties are at the Facility; (ii) there is no unfair labor practice charge or complaint pending or, to the knowledge of Seller, threatened against Seller relating to the Facility;
      (iii) Seller has not experienced any labor strike, slowdown, work stoppage or similar labor controversy within the past three years relating to the Facility; and (iv) no representation question has been raised respecting any of the employees of the Facility working within the past three years, nor, to the knowledge of Seller, are there any campaigns being conducted to solicit authorization from the employees of the Facility to be represented by any labor organization.

(c) The maximum aggregate amount of all severance payments payable to employees of Seller whose primary duties are at the Facility due to the circumstances described in Section 10.4(a) for which Buyer will ultimately be responsible for is not greater than Three Million Dollars ($3,000,000).

2.17 Insurance. Except as set forth in Schedule 2.17, there is no claim with respect to the Facility pending under any of Seller's insurance policies (the "Insurance Policies") as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or any requirement by any insurer to perform work which has not been satisfied. Schedule 2.17 also sets forth a true and complete list of claims pertaining to the Facility made in respect of the Insurance Policies for the period from January 1, 1998 to November 30, 2000. All premiums payable on or before the Closing Date under all Insurance Policies have been paid and Seller and the Facility are otherwise in compliance in all material respects with the terms and conditions of all such Insurance Policies. All Insurance Policies are in full force and effect. Except as provided in Schedule 2.17, claims under all Insurance Policies are payable on an "occurrence basis" such that a claim of any type covered thereunder that is asserted after the Closing Date for an event that occurred prior thereto would be covered by such Insurance Policies.

2.18 Permits. All material Permits are listed on Schedule 1.1(e) and are in full force and effect; no material violations are or have been recorded in respect of any such Permit within the three years prior to the Closing Date; and no proceeding is pending or, to the knowledge of Seller, threatened to revoke any such Permit. To Seller's knowledge and without any investigation or review by Seller, no such Permit will terminate by reason of the transactions contemplated hereby.

                Article 3 Representations and Warranties of Buyer

In order to induce Seller to enter into this Agreement, Buyer hereby represents, warrants, and agrees as follows:

3.1 Organization and Standing of Buyer. Buyer is a duly organized and validly existing corporation, in good standing under the laws of the State of Delaware, and has all requisite power and authority, corporate and otherwise, to own, lease, use and operate its properties as now conducted. Buyer (or a wholly-owned subsidiary of Buyer that is designated by Buyer pursuant to Section 12.3 to carry out all or part of the transactions contemplated hereby) is duly qualified to do business and is in good standing as a foreign corporation in the State of Ohio.

3.2 Corporate Power and Authority. Buyer has full power and authority, corporate and otherwise, to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer. No other corporate acts or proceedings on the part of Buyer or its stockholders are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and, when duly executed and delivered by the Seller, this Agreement will constitute a valid and legally binding obligation of, and will be enforceable against, Buyer in accordance with its terms, except as enforceability may be affected by principles of equity, bankruptcy, insolvency, or creditor's rights.

3.3 Conflicts, Consents and Approvals. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof will (i) violate any order, writ, injunction, decree, or any statute, rule or regulation applicable to Buyer; (ii) violate any provision of the Certificate of Incorporation or Bylaws of Buyer; or (iii) require any action or consent or approval of, or review by, or registration with any third party, court, or governmental body or another agency, instrumentality or authority, other than as required by the HSR Act and consents for the assignment of the permits, contracts and leases described herein by the other contracting parties thereto.

3.4 No Litigation; Compliance with Law. Except as set forth herein or on
Schedule 3.4 hereto, Buyer is not presently engaged in or aware of any situation which could subject Seller or Buyer to any litigation, arbitration, order, condemnation proceeding, claim or other legal proceeding or governmental investigation relating to the Assets or arising out of this Agreement in any way.

3.5 Broker and Finder's Fees. Buyer has not and will not incur any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

3.6 Buyer's Knowledge. The phrase "to the knowledge of Buyer" or similar language, as used in this Agreement and all Exhibits and Schedules hereto, shall mean that the statement is based on and limited to the current actual knowledge of the executive officers of Buyer who have been involved in the transaction covered by this Agreement and no others. Buyer has no knowledge of any inaccuracy in any of Seller's representations or warranties hereunder. A disclosure of any matter on any Schedule hereto shall be deemed to be a disclosure of such matter on all other Schedule's hereto.

3.7 Taxpayer Identification. The taxpayer identification number of Buyer is 13-3995059.

                    Article 4 Pre-Closing Covenants of Seller

Seller agrees that, subsequent to the date hereof and prior to the Closing Date:

4.1 Access; Cooperation. Commencing upon the earlier of approval of Seller or January 29, 2001, and up to the day which is two (2) days before the Closing Date, and subject to the terms of the Confidentiality Agreement, Seller will afford to the authorized representatives of Buyer, reasonable access to the Assets and to representatives of Seller to discuss matters relating to the Assets, and Seller shall make available to Buyer all title, survey, environmental and engineering reports in Seller's possession with respect to the Assets, as well as all employment records of all employees of the Seller whose primary duties are at the Facility (other than Retained Employees) provided such employees consent thereto, and all records relating to the payment of sales taxes by Seller in connection with operation of the Facility. Buyer and Buyer's agents will be given the right to perform and conduct any and all necessary physical, engineering, environmental and other inspections of the Assets and all other relevant agreements and documents relating to the Assets as Buyer may reasonably request. Copies of all title, survey, environmental and engineering reports prepared by or on behalf of Buyer (other than those relating to Buyer's planned operation of the Facilities) with respect to the Assets shall be provided promptly to Seller. To the extent Buyer, as a result of these investigations, becomes aware of any claim it may have against Seller, Buyer will promptly give Seller detailed written notice thereof and such notice shall be given to Seller at least two (2) days prior to the Closing Date. Buyer shall perform all such investigations at its sole cost and expense except as expressly provided herein and shall not unreasonably interfere with any continuing operations of Seller. Buyer shall restore the Assets to a condition substantially similar to the condition such Assets were in prior to any such testing. Buyer shall indemnify, defend, and hold Seller harmless against any third party claim arising from Buyer's activities pursuant to this Section including without limitation, reasonable attorneys' fees and court costs. The parties hereby agree that such on-site inspections and investigations shall only be conducted with the consent of and coordination by Seller. The terms of this Section 4.1 shall survive the expiration or termination of this Agreement and the contemplated Closing hereunder, and shall not be subject to the Allowance described in Section 9.3 hereof.

4.2 Management of the Assets.

(a) Except as expressly provided in this Agreement, between the date hereof and the Closing Date, Seller shall:

      (i) conduct the operations of the Facility in the ordinary course of business consistent with past practice, preserve intact the present business organization and structure of the Facility, use its reasonable best efforts to keep available the services of the full-time employees of Seller whose primary duties are at the Facility, use its reasonable best efforts to preserve and maintain the Assets in a manner consistent with their historical use and use its reasonable best efforts to preserve its relationships with vendors, suppliers and others having business dealings with the Facility.

      (ii) not enter into any Contract or Agreement of a type required to be included on any Schedule hereto except Contracts and Agreements entered into in the ordinary course of business and except Contracts and Agreements approved by Buyer, which approval shall not be unreasonably withheld or delayed.

(b) Between the date hereof and the Closing Date, Seller agrees that it will use its reasonable best efforts to conduct the business of the Facility in such a manner so that the representations and warranties of Seller contained herein shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date.

4.3 Consents and Approvals. Seller shall use its reasonable best efforts to obtain all licenses, consents or other approvals required to be obtained by it from any appropriate governmental agency or authority or other person in connection with the consummation of the transactions contemplated by this Agreement, including without limitation (a) securing, whether before or after the Closing, all third party consents to the assignment of the Permits, Real Property Leases, Personal Property Leases, and Contracts and Agreements, and (b) filing under the HSR Act, furnishing all requested materials throughout the HSR process (including any "second request"), and cooperating with all governmental agencies and authorities. Seller shall pay fifty percent (50%) of the HSR filing fee.

4.4 Communications. Prior to the Closing Date, Seller shall promptly notify Buyer of:

(a) any notice or other communication delivered or received by Seller (or its representatives) to or from any third party (other than notices or other communications solely among Seller representatives or between Seller and Buyer) with respect to the transactions contemplated hereby (including, without limitation, any notice or other communication to or from any third party objecting to, or alleging that the consent of any person is or may be required in connection with, the transactions contemplated hereby);

(b) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of any Seller representation or warranty, whether made as of the date hereof or as of the Closing Date, or that would constitute a violation or breach of any covenant of any party contained in this Agreement.

4.5 Announcements. Seller will not, without the prior consent of Buyer, make any announcement to the public generally concerning the transactions contemplated by this Agreement, except as may be permitted by the Confidentiality Agreement.

4.6 Title Insurance. As soon as practical following the execution of this Agreement, Seller shall obtain a commitment for an A.L.T.A. title insurance policy respecting the Real Property prepared by a national title insurance company (the "Title Company"). A duplicate copy of the title commitment in favor of Buyer shall be furnished to Buyer. Seller and Buyer shall obtain simultaneously issued A.L.T.A. owner's policies of title insurance in an amount equal to the allocated value of the Real Property in Schedule 1.8 hereof, insuring good marketable fee title to the Real Property free and clear of all Liens, other than Permitted Exceptions.

4.7 Survey. Promptly after Seller's disclosure of this sale to the public, Seller shall obtain (with a duplicate original to Buyer) a survey of the Real Property prepared by a licensed surveyor (the "Survey"). The surveyor shall certify the Survey in favor of Seller, Buyer, and the Title Company. Subject to approval of the Survey by Seller, Buyer and the Title Company, the legal description of the Real Property contained in the title commitment and the Survey, shall be the description of the Real Property used in Schedule 1.1(a) and the Deeds (as hereinafter defined).

4.8 Software License. Seller agrees to cooperate with Buyer and reasonably assist Buyer, both before and for a reasonable period of time after Closing, in securing all necessary software used solely for the operation of the Facility, as reasonably requested by Buyer. In particular, Seller shall use best efforts to negotiate a mutually acceptable one (1) year software license with Buyer for such Facility operating software owned by Seller, which license shall apply solely to the Facility. In addition, Seller shall assist Buyer in obtaining consents or licenses from third party owners of such Facility operating software which is licensed to Seller. Notwithstanding anything to the contrary, in no event shall the terms of this Section 4.8 be construed to apply to any software used by Seller to analyze or evaluate Facility performance or demographics, or which is deemed by Seller to give it a competitive advantage over other park operators.

                          Article 5 Covenants of Seller

5.1 Further Assurances. Seller agrees that subsequent to the Closing, at the reasonable request of Buyer, it will execute and deliver, or cause to be executed and delivered to Buyer, or Buyer's designee, such further instruments of transfer and conveyance, and take such other actions as may be necessary to carry out and consummate the transactions contemplated by this Agreement.

5.2 Removal of Excluded Assets. Within thirty (30) days after the Closing, Seller shall, at its sole cost and expense (including with respect to any material damage to the Assets), remove all Excluded Assets and may remove from the Facility or eliminate by painting over or similar actions, all signs, renderings or other materials bearing any of Seller's Intellectual Property; provided, however, that Seller shall not be responsible for replacing any such signs, renderings or other materials bearing any of Seller's Intellectual Property. At all times during such removal, Buyer shall have the right to have a representative present. To the extent not removed by Seller, Buyer shall, at a reasonable cost and expense to be paid by Seller, remove all such signs and materials prior to commencing its 2001 operating season.

5.3 Film License. For a period of five (5) years after the Closing Date with respect to the "Pirates!" 3-D film and for a period of ten (10) years after the Closing Date with respect to the "Mission Bermuda Triangle" film, Seller shall provide Buyer with royalty-free licenses for exhibition of such films solely at the Facility in accordance with the Film License Agreement attached as Exhibit F hereto; provided, however, that (i) such films shall be edited by Buyer to remove all references to Seller and to Seller's Intellectual Property; (ii) the "Pirates" film shall be edited by Buyer to remove the Rodney Dangerfield portion thereof; and (iii) Seller shall have received all third party consents required for such licenses to Buyer (which consents Seller shall use best efforts to obtain as soon as reasonably practicable).

5.4 Facilities License. For a period of one (1) year after the Closing Date, Seller shall provide Buyer with a royalty-free license to publicize that the Facility was formerly known as "SeaWorld Ohio" or "SeaWorld Cleveland" in accordance with and to the extent provided by the Facility License Agreement attached as Exhibit G hereto.

5.5 Covenant Not-to-Compete. In order to preserve the value of the Assets being acquired by Buyer hereunder, Seller agrees that it will not, and will cause its affiliates not to, for a period of three (3) years from the Closing Date, directly or indirectly, as a partner, officer, employee, director, stockholder, investor, lender, proprietor, consultant, representative, agent or otherwise, become or be interested in, or associate with or render assistance to, any person (other than Buyer) engaged in the ownership, operation and/or management of any "Sea World" or similar marine zoological park facility located within one hundred fifty (150) miles of the Facility. The foregoing provisions shall not, however, (i) affect in any way the conduct by Seller or its affiliates of any other facility owned by them outside of such restricted area, or (ii) prohibit the ownership by any person of not more than two percent (2%) of any class of outstanding equity securities listed for trading on a national securities exchange or publicly traded in the over-the-counter market of any person (other than Buyer) which engages in any such business.

                    Article 6 Pre-Closing Covenants of Buyer

Buyer agrees that, subsequent to the date hereof and prior to the Closing Date:

6.1 Consents and Approvals. Buyer shall use its reasonable best efforts to obtain all licenses, consents or other approvals required to be obtained by it from any appropriate governmental agency or authority or other person in connection with the consummation of the transactions contemplated by this Agreement, including without limitation (a) securing all third party consents to the assignment of the Permits, Real Property Leases, Personal Property Leases, and Contracts and Agreements, and (b) filing under the HSR Act, furnishing all requested materials throughout the HSR process (including any "second request"), and cooperating with all governmental agencies and authorities. Buyer shall pay fifty percent (50%) of the HSR filing fee.

6.2 Communications. Prior to the Closing Date, Buyer shall promptly notify Seller of:

(a) any notice or other communication delivered or received by Buyer (or its representatives) to or from any third party (other than notices or other communications solely among Buyer representatives or between Buyer and Seller) with respect to the transactions contemplated hereby (including, without limitation, any notice or other communication to or from any third party objecting to, or alleging that the consent of any person is or may be required in connection with, the transactions contemplated hereby);

(b) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of any Buyer representation or warranty, whether made as of the date hereof or as of the Closing Date, or that would constitute a violation or breach of any covenant of any party contained in this Agreement.

6.3 Announcements. Buyer will not, without the prior consent of Seller, make any announcement to the public generally concerning the transactions contemplated by this Agreement, except as may be permitted by the Confidentiality Agreement.

                          Article 7 Covenants of Buyer

7.1 Further Assurances. Buyer agrees that subsequent to the Closing, at the reasonable request of Seller, it will execute and deliver, or cause to be executed and delivered to Seller, or Seller's designee, such further instruments of transfer and conveyance, and take such other actions as may be necessary to carry out and consummate the transactions contemplated by this Agreement.

7.2 Sea World Drive. Buyer, at its sole cost and expense, shall immediately after Closing petition all appropriate governmental authorities to change the name of the public road known as "Sea World Drive" to remove "SeaWorld" from the name thereof. Buyer shall diligently use its reasonable best efforts to cause such name change to be effectuated as soon as practicable after Closing.

7.3 Access to Tax and Other Information. For a period of three (3) years after the Closing Date or the expiration of all statutes of limitation, whichever is longer (the "Review Period"), upon the request of Seller, Buyer hereby grants to Seller and Seller's employees, agents and representatives the right, upon forty-eight (48) hours' notice and during normal business hours, to inspect and copy the books, records and other documents of Buyer and to consult with the employees, agents and representatives of Buyer in connection with (i) any claim or investigation by the Internal Revenue Service or any state, local or foreign taxing authority, (ii) the prosecution or defense of any other claim or suit, which is made by or against Seller, (iii) the substantiation that no payments (including money, property, services, and all other forms of consideration) have been made by or on behalf of Buyer or for the benefit of any employee or agent of Seller who may be reasonably expected to influence Seller's decision to enter into this Agreement, or (iv) for any other reasonable business purpose.

                         Article 8 Conditions Precedent

8.1 Mutual Conditions Precedent. The obligations of Seller, on the one hand, and of Buyer, on the other hand, to consummate the transactions contemplated herein shall be subject, in each instance, to the fulfillment or written waiver, of each of the following conditions at or prior to the Closing:

(a) Premerger Notification. The parties hereto shall have made all filings and furnished all materials required by the HSR Act with respect to the transactions contemplated hereby, and all waiting periods (as may be extended by any governmental agency request) under the HSR Act shall have expired or been terminated without the institution of a proceeding challenging the transactions contemplated hereby by the Federal Trade Commission or the United States Department of Justice.

(b) Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the transactions contemplated hereby shall have been issued by any federal or state court and remain in effect, and, with respect to litigation by any governmental or quasi-governmental agency, no litigation seeking the issuance of such an order or injunction, or seeking the imposition against Seller, or Buyer of damages if the purchase and sale contemplated hereby is consummated, shall be pending which has a reasonable probability of resulting in such order, injunction or damages.

8.2 Conditions Precedent of Buyer. The obligations of Buyer hereunder to consummate the transactions contemplated herein shall be subject, in each instance, to the following conditions:

(a) Accuracy of Warranties. All of the representations and warranties of Seller contained in this Agreement, and in any document or instrument delivered in connection with this Agreement, or the transactions contemplated hereby, shall be true, complete and correct in all material respects at and as of the Closing Date as though such representations and warranties were made as of the Closing Date, and Seller shall have performed all obligations and complied with all covenants and conditions required by this Agreement at or prior to the Closing Date.

(b) Seller Closing Documents. Delivery by Seller to Buyer at the Closing of the following documents, each dated the Closing Date unless otherwise specified.

      (i) Limited Warranty Deeds in the forms of Exhibit A-1 (Geauga County) and Exhibit A-2 (Portage County) attached hereto (the "Deeds") conveying the Real Property, duly executed and acknowledged by Seller and in recordable form, conveying to Buyer title to the Real Property, subject only to the Permitted Exceptions;

      (ii) A bill of sale duly executed by Seller respecting the Animal Assets, Tangible Personal Property, and Records and Manuals in the form of Exhibit B attached hereto (the "Bill of Sale");

      (iii) An assignment and assumption agreement duly executed by Seller respecting the Permits (if any) in the form of Exhibit C attached hereto (the "Permit Assignment");

      (iv) An assignment and assumption agreement duly executed by Seller respecting the Real Property Leases in the form of Exhibits D-1 and D-2 attached hereto (the "Real Property Lease Assignment"), together with all required landlord consents thereto (the "Landlord Consents").

      (v) An assignment and assumption agreement duly executed by Seller respecting the Contracts and Agreements and Personal Property Leases in the form of Exhibit E attached hereto (the "Contracts Assignment").

      (vi) The Film License Agreement duly executed by Seller in the form of Exhibit F attached hereto.

      (vii) The Facility License Agreement duly executed by Seller in the form of Exhibit G attached hereto.

      (viii) An affidavit, duly executed by Seller, stating under penalty of perjury, Seller's United States taxpayer identification number and that Seller is not a "foreign person" as defined in Section 1445(f)(3) of the Code and otherwise in the form prescribed by the Internal Revenue Service;

      (ix) A certificate, duly executed by a Vice-President or the President of Seller certifying, to Seller's actual knowledge, that except as specifically stated therein the representations and warranties made in this Agreement by Seller are true and correct as of the Closing Date with the same effect as if made at and as of such time, and that Seller waives all conditions to Closing.

      (x) Copies of the resolutions, certified by the Secretary or an Assistant Secretary of Seller as being in full force and effect on the Closing Date, duly adopted by the Board of Directors of Seller evidencing the approval and authorization of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the taking of all necessary corporate action to enable Seller to comply with all of the terms of this Agreement.

      (xi) An affidavit of title in the form required by the Title Company in order to issue the title policies contemplated hereunder.

      (xii) A certificate of good standing of Seller, certified by the Secretary of State of Delaware dated within ten (10) days prior to the Closing.

(c) Approval of Seller Schedules. Buyer's approval of all schedules which are added or modified by Seller after the date of execution of this Agreement.

8.3 Conditions Precedent of Seller. The obligations of Seller hereunder to consummate the transactions contemplated herein shall be subject, in each instance, to the following conditions:

(a) Accuracy of Warranties. All of the representations and warranties of Buyer contained in this Agreement, and in any document or instrument delivered in connection with this Agreement, or the transactions contemplated hereby, shall be true, complete and correct in all material respects at and as of the Closing Date as though such representations and warranties were made as of the Closing Date and Buyer shall have performed all obligations and complied with all covenants and conditions required by this Agreement at or prior to the Closing Date.

(b) Buyer Closing Documents. Delivery by Buyer to Seller at the Closing of the following documents, each dated the Closing Date unless otherwise specified:

      (i) Two (2) Real Property Conveyance Fee Statement of Value and Receipts duly executed by Buyer for each of the Deeds (one for Geauga County and one for Portage County);

      (ii)  The Permits Assignment, if any, duly executed by Buyer;

      (iii) The Real Property Lease Assignment duly executed by Buyer.

      (iv)  The Contracts Assignment duly executed by Buyer;

      (v)   The Film License Agreement duly executed by Buyer;

      (vi)  The Facility License Agreement duly executed by Buyer;

      (vii) A certificate duly executed by a Vice President or the President of Buyer, certifying, to Buyer's actual knowledge, that except as specifically stated therein the representations and warranties made by Buyer in this Agreement are true and correct as of the Closing Date with the same effect as if made at and as of such time and that Buyer is satisfied with the results of its inspections and investigations and waives all conditions to Closing;

      (viii) A certificate of good standing of Buyer, certified by the Secretary of State of Delaware dated within ten (10) days prior to the Closing; and

      (ix) Copies of the resolutions, certified by the Secretary or an Assistant Secretary of Buyer as being in full force and effect on the Closing Date, evidencing that the Board of Directors of Buyer have approved and authorized the execution of this Agreement, the consummation of the transactions contemplated hereby and thereby and the taking of all necessary corporate action to enable them to comply with all of the terms of this Agreement.

      (x) Duly completed and executed Asset Acquisition Statement as described in Section 1.8 hereof.

(c) Approval of Buyer Schedules. Seller's approval of all schedules which are added or modified by Buyer after the date of execution of this Agreement

                        Article 9 Survival and Indemnity

9.1 Survival of Representations and Warranties. The representations and warranties made by the parties hereto and contained herein or in any other document or agreement delivered in connection herewith shall survive the Closing and continue for a period of eighteen months from and after the Closing Date, and thereafter no claims (for indemnification or otherwise) may be brought with respect to such representations and warranties except to the extent that a party shall have notified the other party of any such breach or failure to perform prior to such termination or expiration date; provided, however, that the representations and warranties in Section 2.8 and the obligation to indemnify in respect thereof shall survive for a period of two (2) years, and the representations and warranties in Sections 2.2, 2.4, 2.7, 3.2 and 3.5 and the obligation to indemnify in respect thereof shall survive indefinitely.

9.2 Indemnity by Seller. Subject to the survival periods set forth in Section
9.1 and the claim procedures set forth in Section 9.4 hereof, and subject further to the provisions of Section 2.9(b), Seller agrees to indemnify Buyer and hold it harmless against any loss, liability, damage or expense (including reasonable attorneys fees, legal expenses and costs) which Buyer may suffer, sustain or become subject to, as the result of (a) a breach of any representation or warranty by Seller contained in this Agreement or the other agreements to be delivered in connection with the closing of this transaction; (b) a breach of the covenants and agreements of Seller contained in this Agreement or the other agreements to be delivered in connection with the closing of this transaction; or (c) any Excluded Liabilities; provided, however, that Seller will not be liable for any such loss, claim, damage, liability or expense described in (a) above (other than for a breach of Sections 2.2, 2.4 and 2.7), unless the aggregate amount of all such losses, claims, damages, liabilities and expenses resulting to Buyer from all such breaches or claims exceeds $1,000,000 (the "Allowance"), and then Seller shall be liable for all such amounts (starting from the first dollar).

9.3 Indemnity by Buyer. Subject to the survival periods set forth in Section 9.1 and the claim procedures set forth in Section 9.4 hereof, Buyer agrees to indemnify Seller and hold it harmless against any loss, liability, damage or expense (including reasonable attorneys fees, legal expenses and costs) which Seller may suffer, sustain or become subject to, as the result of (a) a breach of any representation or warranty by Buyer contained in this Agreement or the other agreements to be delivered in connection with the Closing of this transaction (b) a breach of the covenants and agreements of Buyer contained in this Agreement or the other agreements to be delivered in connection with the closing of this transaction, or (c) any Assumed Liabilities provided, however, that Buyer will not be liable for any such loss, claim, damage, liability or expense described in (a) above (other than for a breach of Sections 3.2 and 3.5), unless the aggregate amount of all such losses, claims, damages, liabilities and expenses resulting to Seller from all such breaches or claims exceeds the Allowance set forth in Section 9.2, and then Buyer shall be liable for all such amounts (starting from the first dollar).

9.4 Claims Procedure. If any claim is made or litigation is commenced against a party to this Agreement in respect of which indemnity may be sought hereunder, the party seeking indemnification (the "Aggrieved Party") shall, upon being legally served with, or otherwise notified of, such claim or litigation, promptly notify the party from whom indemnity is sought (the "Indemnifying Party") thereof in writing, and the Indemnifying Party shall thereupon fulfill its obligation to defend the Aggrieved Party against any such claim or litigation. Time is of the essence with respect to such notice provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from (i) any liability under this Section 9, except to the extent that it has been prejudiced in any material respect by such failure; or (ii) any liability it may have otherwise. The Aggrieved Party's counsel may participate in the defense of any such claim or litigation, provided that the Indemnifying Party shall direct and control the defense of any such claim or litigation. Any such participation by the Aggrieved Party shall be at the Aggrieved Party's expense.

                           Article 10 Employee Matters

10.1  Employees.

(a) Seller, at its election, shall be entitled to retain up to ten (10) of Seller's employees whose primary duties are at the Facility and who are listed on Schedule 10.1 hereto (the "Retained Employees.") All other employees of Seller whose primary duties are at the Facility (the "Terminated Employees") shall be terminated from employment as of the Closing Date; provided, however, that the General Manager and Vice President/General Curator may resign rather than be terminated by Seller, but such persons shall be considered as "Terminated Employees" for the purposes of this Agreement.

(b)   Buyer understands and agrees that, to the extent Buyer fails to hire fifty
      (50) or more Terminated Employees and such failure without any other action by Seller (other than any action by Seller contemplated under this Agreement) causes Seller liability pursuant to the Worker Adjustment and Retraining Notification Act and similar state and local statutes ("WARN"), Buyer shall be responsible for, assume all liability for and indemnify, defend and hold harmless Seller for such WARN liability and all WARN obligations, including all notices.

(c) Buyer also agrees that it will make decisions on which Terminated Employees it will hire as soon as practical under the circumstances. In any event, Buyer agrees that any Terminated Employees who accepts employment with Buyer will be placed on Buyer's payroll effective as of the day following the Closing Date.

(d) Buyer agrees to provide to Seller notice of the names of all Terminated Employees who accept employment with Buyer. Upon receipt of such notice, Seller agrees that it will transfer to Buyer the employment records for the Terminated Employees who accept such employment (assuming employee consents have been obtained).

(e) Seller shall be entitled at any time to re-hire any former employee of Seller (i) who is not hired by Buyer, (ii) who is hired by Buyer, but is subsequently terminated by Buyer, or (iii) after 12 months of such employment, voluntarily leaves the employ of Buyer.

(f) For a period of two (2) years after the Closing Date, Seller shall not solicit for hire any of the Terminated Employees hired by Buyer, except for those employees that (i) are subsequently terminated by Buyer, or (ii) after 12 months of such employment, voluntarily leave the employ of Buyer.

10.2 Accrued Vacation. Seller shall be responsible for paying to the Terminated Employees all accrued but unused vacation benefit pay due to such Terminated Employees under Seller's vacation policy for the period up to and including the Closing Date.

10.3 Interviews. Commencing upon the earlier of approval of Seller or January 29, 2001, Seller and Buyer shall make mutually acceptable arrangements for Buyer to interview the employees of Seller whose primary duties are at the Facility and to review employee files with the prior written consent of the subject employee. Until such condition has been satisfied, Buyer agrees not to contact any of such employees without the prior written consent of Seller.

10.4 Severance. Buyer agrees that it will reimburse Seller for severance payments payable to Seller's employees in accordance with Seller's severance plan attached as Schedule 10.4 hereto, and as supplemented by and in accordance with the terms hereof, under the following circumstances:

(a) if Buyer fails to make a "qualified offer" contemporaneously with Closing to any Terminated Employee; and also if Buyer does make a "qualified offer" contemporaneously with Closing and a Terminated Employee accepts employment with Buyer, but is later terminated by Buyer (for a reason other than willful misconduct, voluntary resignation or retirement) within one (1) year after the Closing Date. Severance reimbursement payments due from Buyer to Seller under this
      Section 10.4(a) will be that amount that would have been payable to the Terminated Employee at Closing if the employee had not been made a qualified offer.

(b) A "qualified offer" is defined as one that includes a rate of pay that is at least ninety percent (90%) of such Terminated Employee's base pay in effect on the Closing Date and with non-cash benefits commensurate with a similar position at Buyer's Six Flags Ohio operation.

(c) At Closing, Buyer shall pay to Seller an amount equal to the severance cost (the "Closing Severance Payment") Seller will become obligated to pay to Terminated Employees who will not receive a "qualified offer" by Buyer as described in this Section 10.4 (the "Unoffered Terminated Employees"). Seller shall be responsible for making all payments to the Unoffered Terminated Employees in accordance with Seller's severance plan and the terms of this Agreement. With respect to Terminated Employees who accept employment with Buyer but are terminated by Buyer within one (1) year after the Closing Date (for a reason other than willful misconduct, voluntary resignation or retirement) as described in Section 10.4(a) above (the "Transferred Employees"), Buyer shall promptly notify Seller in writing of such persons and Buyer shall make all payments due such Transferred Employees in accordance with Seller's Severance Plan and the terms hereof, but in no event shall such payment be less than an amount equal to twelve (12) weeks of wage continuation (the "Transferred Employees Severance Payments"). In the event the foregoing twelve (12) week minimum wage continuation payment is more than the amount otherwise due to the Transferred Employee pursuant to

      Seller's Severance Plan and the terms hereof, then Seller shall reimburse Buyer for the incremental difference. Promptly after the one (1) year anniversary date of the Closing, Buyer shall provide Seller with a list of the names and addresses of all such Transferred Employees terminated by Buyer within said one year period and the amounts paid to such persons, including the incremental amounts of any Transferred Employee Severance Payment, and Seller shall promptly reimburse Buyer for the incremental portion of such Transferred Employees Severance Payments.

10.5 COBRA Continuation Payments. With respect to any Transferred Employee terminated by Buyer within one (1) year after the Closing Date as described above, Buyer shall pay on behalf of such Transferred Employee the premiums due for a period of three (3) months for continuation of health care coverages pursuant to the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA"). Promptly after the one (1) year anniversary date of the Closing, Buyer shall provide Seller with a list of the names and addresses of such Transferred Employees and the amount paid by Buyer for each such Transferred Employee for such COBRA continuation coverage, and Seller shall promptly reimburse Buyer for such amount.

10.6 Employee Benefit Termination. Participation of Seller's employees in all of the employee benefit plans in which they participate shall terminate at 11:59 p.m. on the Closing Date unless otherwise specifically provided in the applicable plan document.

10.7 Health Insurance. All employees accepting employment with Buyer who are covered under any group health plan maintained by Seller on the Closing Date shall be covered under a group health plan maintained by Buyer as of 12:00 a.m. on the day following the Closing Date, and their dependents shall also be so covered to the extent dependent coverage is currently provided by Seller and such election has been properly made by the respective employee under Seller's group health plan. Buyer's group health plan or plans shall be responsible for any expenses covered thereunder that are incurred after the Closing Date without any preexisting condition limitations or exclusions.

10.8 ERISA. Seller will be responsible for satisfying obligations under Section 601 et seq. of ERISA and Section 4980B of the Code to provide continuation coverage (commonly referred to as "COBRA coverage") to or with respect to any of its employees on account of any "qualifying event" that occurs on or before the Closing Date. Buyer will be responsible for satisfying such obligations to or with respect to any employee of Buyer on account of any "qualifying event" which occurs following the Closing Date.

                             Article 11 Termination

11.1 Termination. This Agreement may be terminated prior to the Closing:

(a)   by mutual written consent of Seller and Buyer; or

(b) by the non-defaulting party if the other party (i) fails to timely perform or satisfy its obligations or covenants hereunder following written notice of such failure and the expiration of not less than ten (10) business days opportunity to cure any such failure or (ii) is in material breach of a representation or warranty and such breach, if curable, is not cured within thirty (30) days of written notice thereof.

11.2 Effect of Termination. In the event of termination of this Agreement by either Seller or Buyer as provided above, this Agreement will forthwith become void and there will be no liability on the part of either Buyer or Seller to the other party or any third party, except for (i) material breaches of this Agreement prior to the time of such termination; (iii) any provisions hereof which expressly provide for survival after termination; and (iii) the parties' continuing obligations under the Confidentiality Agreement.

                            Article 12 Miscellaneous

12.1 Expenses. Unless otherwise expressly provided herein, each of the parties hereto shall bear the expenses incurred by that party incident to this Agreement and the transactions contemplated hereby including without limitation, all fees and disbursements of counsel, experts and accountants retained by such party, whether or not the transactions contemplated hereby shall be consummated.

12.2 Entire Agreement. This Agreement and the Schedules and Exhibits attached hereto, together with the Confidentiality Agreement, contain the entire understanding of the parties hereto with respect to the transactions contemplated hereby and may be amended, modified, supplemented or altered only by a writing duly executed by all of the parties hereto, and any prior agreements, representations, warranties or understandings, whether oral or written, are entirely superseded thereby. All Schedules and Exhibits attached hereto are hereby incorporated by reference herein and made a part hereof as if fully set forth herein. All Schedules and Exhibits not attached hereto at the time of execution hereof shall be incorporated herein and made a part hereof at the time of their attachment.

12.3 Assignment; Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, successors and permitted assigns. This Agreement shall not, however, be assignable or transferable, in whole or in part, by any party hereto except upon the express prior written consent of the other party hereto. Any attempt to assign or otherwise transfer this Agreement or any rights or obligations hereunder in violation of the foregoing shall be void. Notwithstanding the foregoing, the parties agree that Buyer may cause one or more wholly-owned subsidiaries of Buyer designated by it to carry out all or part of the transactions contemplated hereby to be carried out by Buyer, provided that any such assignment shall not relieve the Buyer of its obligations hereunder. Nothing contained in this Agreement is intended to confer upon any person, other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under, or by reason of, this Agreement.

12.4 Modification; Waiver and Extensions. Buyer, on the one hand, and Seller, on the other hand, may, by written instrument, extend the time for the performance of any of the obligations or other acts of the other, waive any inaccuracies of the other in the representations and warranties contained herein or in any document delivered pursuant to this Agreement, waive compliance with any of the covenants of the other contained in this Agreement, and waive the other's performance of any of the obligations set out in this Agreement. No modification, waiver or extension of any of the provisions of this Agreement and no consent by Buyer, on the one hand, or Seller, on the other hand, to any departure therefrom by the other shall be effective unless such modification, waiver or extension shall be in writing and signed by the party or parties to be bound, and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing. No notice to or demand on any of the parties hereto in any case shall entitle it, them or any of them to any other or further notice or demand in similar or other circumstances.

12.5 Notices. All notices, demands, consents or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered or sent by reputable overnight air courier or registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to Seller c/o Busch Entertainment Corporation 231 South Bemiston, Suite 600, Clayton, Missouri 63105, Attention: Andrew P. Fichthorn; with a copy to Anheuser-Busch Companies, Inc., One Busch Place, Legal Department, 202-6, St. Louis, Missouri 63118 Attention: Royce J. Estes; and, if to Buyer to Six Flags, Inc., 122 East 42nd Street, 49th Floor, New York, New York 10168, Attention: Kieran E. Burke, Chairman and CEO and James M. Coughlin, General Counsel, with a copy to Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, Attention: Howard Chatzinoff or to such other addresses as may hereafter be furnished in writing which is given in the manner required above. Any notice, demand, consent or communication given hereunder in the manner required above shall be deemed to have been effected and received as of the date hand delivered, as of the date received if sent by overnight air courier, or, if mailed, five (5) days after the date so mailed.

12.6 Bulk Sales Waiver. Seller and Buyer each waive compliance by the other with any bulk sales or similar laws that may be applicable to the transactions contemplated by this Agreement.

12.7 Schedules. The parties agree that the disclosure of any matter on any particular Exhibit or Schedule to this Agreement shall constitute disclosure of such matter on all other Exhibits or Schedules to this Agreement.

12.8 Captions. The captions of the various articles and sections of this Agreement have been inserted for the purpose of convenience of reference only, and such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

12.9 Counterparts. This Agreement may be executed by the parties hereto individually or in any combination, in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same agreement. This Agreement may be executed by facsimile signature and upon such facsimile execution shall be deemed tantamount to an original execution.

12.10 Severability. If any provision or provisions of this Agreement or of any of the documents or instruments delivered pursuant hereto, or any portion of any provision hereof or thereof, shall be deemed invalid or unenforceable pursuant to a final determination of any court of competent jurisdiction, or as a result of future legislative action, such determination or action shall be construed so as not to affect the validity or enforceability hereof or thereof and shall not affect the validity or effect of any other portion hereof or thereof, unless, as a result of such determination or action, the consideration to be received or enjoyed by any party hereto would be materially impaired or reduced.

12.11 Arm's Length Contract. This Agreement has been negotiated "at arm's length" by the parties hereto, each represented by counsel of its choice and each having an equal opportunity to participate in the drafting of the provisions hereof. Accordingly, in construing the provisions of this Agreement neither party shall be presumed or deemed to be the "drafter" or "preparer" of the same.

12.12 Time. Time is of the essence of all obligations of the parties under this Agreement.

12.13 Choice of Law. This Agreement, and all instruments delivered pursuant hereto or incorporated herein, unless otherwise expressly provided therein, shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware without giving effect to the conflicts of laws principles thereof, and venue of all actions arising under or related to this Agreement shall be in the courts of that state.

12.14 Confidentiality Agreement. Seller and Buyer hereby ratify and confirm their respective obligations under the Confidentiality Agreement. Exhibit B to the Confidentiality Agreement is hereby amended to add Paul B. Powers, Attorney, and G. Anthony Taylor, Attorney to the end thereof.

12.15 No Third Party Beneficiaries. Nothing herein express or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement or the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

SEA WORLD, INC.                      SIX FLAGS, INC.


By: /s/ Andrew P. Fichthorn          By: /s/ James M. Coughlin
    ---------------------------          ---------------------------
       Andrew P. Fichthorn               James M. Coughlin
       Vice President -                  Vice President
       Planning and Development